EXHIBIT 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ATHEROS COMMUNICATIONS, INC.

Atheros Communications, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on May 21, 1998 under the name of T-Span Systems Corporation.

SECOND: The Amended and Restated Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of sections 245 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

THIRD: The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by the President and Chief Executive Officer on this 12th day of April, 2001.

ATHEROS COMMUNICATIONS, INC.

By	/s/ Richard A. Redelfs

Richard A. Redelfs President and Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ATHEROS COMMUNICATIONS, INC.

FIRST: The name of the corporation (hereinafter called the “Corporation”) is Atheros Communications, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 30 Old Rudnick Lane, City of Dover, County of Kent, and the name of the registered agent of the Corporation in the State of Delaware at such address is LEXIS Document Services, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:

A. This Corporation is authorized to issue two classes of stock to be designated respectively Preferred Stock (“Preferred Stock”) and Common Stock (“Common Stock”). The total number of shares of capital stock that the Corporation is authorized to issue is one hundred fifty million (150,000,000). The total number of shares of Preferred Stock this Corporation shall have authority to issue is fifty million (50,000,000). The total number of shares of Common Stock this Corporation shall have authority to issue is one hundred million (100,000,000). The Preferred Stock shall have a par value of $.0005 per share and the Common Stock shall have a par value of $.0005 per share.

B. The Preferred Stock shall be divided into series. The first series shall consist of twelve million fifty thousand (12,050,000) shares and is designated “Series A Preferred Stock,” the second series shall consist of seven million six hundred seventy-three thousand fourteen (7,673,014) shares and is designated “Series B Preferred Stock,” and the third series shall consist of ten million eight hundred thirty-five thousand nine hundred thirteen (10,835,913) shares and is designated “Series C Preferred Stock” (collectively the Series A, Series B and Series C Preferred Stock are referred to as “Preferred Stock”).

The remaining shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the issue of all or any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a “Preferred Stock Designation”) and as may be permitted by the General Corporation Law of the State of Delaware. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series other than the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. All actions taken by the Board of Directors pursuant to this Section B are subject to the restrictions of Section C.5 hereof.

C. The powers, preferences, rights, restrictions, and other matters relating to the Preferred Stock are as follows:

1. Dividends.

(a) The holders of the Series A, Series B and Series C Preferred Stock, on a parity with one another and in preference to holders of Common Stock, shall be entitled to receive dividends at the rate of $0.04, $0.2668 and $0.5168 per share, respectively, (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, payable out of funds legally available therefor. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be noncumulative.

No dividends (other than those payable solely in the Common Stock of the Corporation) shall be paid on any Common Stock of the Corporation during any fiscal year of the Corporation until dividends in the total amount of $0.04, $0.2668 and $0.5168 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) on the Series A, Series B and Series C Preferred Stock, respectively, shall have been paid or declared and set apart during that fiscal year.

No right shall accrue to holders of shares of Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior year, nor shall any unpaid dividend bear or accrue any interest.

Dividends paid in an amount less than the total amount of dividends at the time payable on all outstanding shares of Series A, Series B and Series C Preferred Stock shall be distributed ratably among all such shares at the time outstanding in proportion to the amount of dividends owed with respect to each such share.

(b) In the event the Corporation shall declare a distribution (other than any distribution described in Section C.2 hereof) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (in the case of cash, after payment of the dividends provided in Section 1(a), excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

2. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series A Preferred Stock, Series B Preferred Stock and Common Stock by reason of their ownership thereof, the amount of $6.46 for each outstanding share of Series C Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares, the “Original Series C Issue Price”), plus all declared but unpaid dividends on such shares. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Series C Preferred Stock are insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series C Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b) Thereafter, the holders of the Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of (i) $.50 for each outstanding share of Series A Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares, the “Original Series A Issue Price”), plus all declared but unpaid dividends on such shares, and (ii) $3.335 for each outstanding share of Series B Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares, the “Original Series B Issue Price”), plus all declared but unpaid dividends on such shares. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Series A and Series B Preferred Stock are insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution after the distribution provided for in Section C.2(a), shall be distributed ratably among the holders of Series A and Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(c) After payment to the holders of the Preferred Stock of the amount set forth in subsections C.2(a) and (b) hereof, the remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock.

(d) For purposes of this Section C.2, (i) a merger or consolidation of the Corporation into or with another corporation in which the stockholders of the Corporation immediately prior to such merger or consolidation do not continue to own at least ninety percent (90%) of the outstanding voting capital stock of the surviving corporation, (ii) a sale of at least ninety percent (90%) of the assets of the Corporation, or (iii) any transaction pursuant to or as a result of which a single person (or group of affiliated persons) acquires or holds capital stock of the Corporation representing at least ninety percent (90%) of the Corporation’s outstanding voting power shall each be treated as a liquidation, dissolution or winding up (collectively a “Liquidation Event”) of the Corporation and shall entitle the holders of Preferred Stock and Common Stock to receive in accordance with the preferences and priorities set forth in Sections C.2(a) - (c) above at the closing in cash, securities or other property (valued as provided in Section C.2(f) hereof) amounts as specified in Sections C.2(a), (b) and (c) hereof.

(e) Subject to Section C.2(d), upon the vote of the holders of not less than sixty-three percent (63%) of the voting power of the outstanding shares of Series C Preferred Stock voting as a separate class and the holders of a majority of the Series A and Series B Preferred Stock voting together as a single class, may elect to have treated as a Liquidation Event: (i) any merger or consolidation of the Corporation into or with another corporation (except (A) one in which the stockholders of the Corporation immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the capital stock of the surviving corporation and (B) a transaction described in Section C2.(d)(i)), (ii) any sale of less than ninety percent (90%) but greater than fifty-one percent (51%) of the assets of the Corporation, or (iii) any other transaction pursuant to or as a result of which a single person (or group of affiliated persons) acquires or holds capital stock of the Corporation representing less than ninety percent (90%) but greater than fifty-one percent (51%) of the Corporation’s outstanding voting power (a “Change of Control Transaction”). If such election is made, all consideration payable to the stockholders of the Corporation in connection with any such merger, consolidation, or Change of Control Transaction, or all consideration payable to the Corporation and distributable to its stockholders, together with all other available assets of the Corporation (net of obligations owed by the Corporation), in connection with any such asset sale, shall be, as applicable, be paid by the purchaser to the holders of, or distributed by the Corporation in redemption (out of funds legally available therefor) of, the capital stock of the Corporation in accordance with the preferences and priorities set forth in Sections C.2(a) – (c) above, with such preferences and priorities specifically intended to be applicable in any such merger, consolidation, asset sale, or Change of Control Transaction as if such transaction were a Liquidation Event. In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of this Section C.2(e), including without limitation, (i) in the case of a merger, consolidation or Change of Control Transaction, causing the definitive agreement relating to such merger, consolidation or Change of Control Transaction to provide for a rate at which the shares of capital stock of the Corporation are converted into or exchanged for cash, new securities or other property, or redeemed, or (ii) in the case of an asset sale, redeeming the capital stock of the Corporation. The Corporation shall promptly provide to the holders of shares of Preferred Stock such information concerning the terms of such merger, consolidation, asset sale, or Change of Control Transaction and the value of the assets of the Corporation as may reasonably be requested by the holders of Preferred Stock. Any election pursuant to this Section C.2(e) shall be made by written notice to the Corporation and the other holders of Preferred Stock at least five (5) days prior to the closing of the relevant transaction. Upon the election of a majority of the voting power of the outstanding shares of Series A and Series B Preferred Stock hereunder, all holders of Series A and Series B Preferred Stock shall be deemed to have made such election and such election shall bind all holders of the Series A and Series B Preferred Stock. Upon the election of sixty-three percent (63%) of the voting power of the outstanding shares of Series C Preferred Stock hereunder, all holders of Series C Preferred Stock shall be deemed to have made such election and such election shall bind all holders of Series C Preferred Stock. Notwithstanding anything to the contrary contained herein, the holders of shares of Preferred Stock shall have the right to elect to give effect to the conversion rights contained in Section C.4(a), instead of giving effect to the provisions contained in this Sections C.2(a) and (b) with respect to the shares of Preferred Stock held by such holders.

(f) Whenever the distribution provided for in this Section C.2 shall be payable in securities or property other than cash, the value of such securities or property shall be determined as follows:

(i) If traded on a nationally recognized securities exchange or inter-dealer quotation system, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) business days prior to such distribution;

(ii) If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) business days prior to such distribution; and

(iii) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation, a majority of the outstanding shares of Preferred Stock; provided that if such parties are unable to reach an agreement as to fair market value, then by independent appraisal by a mutually agreed to, reputable and nationally-recognized investment banker, the fees of which shall be paid for by the Corporation.

3. Voting Rights; Directors.

(a) Each holder of shares of the Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. In all cases, any fractional share, determined on an aggregate conversion basis, shall be rounded to the nearest whole share. Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held.

(b) The Board of Directors shall consist of seven (7) members. The holders of the Common Stock, voting as a single class, shall be entitled to elect three (3) members of the Board of Directors. The holders of Series A Preferred Stock, voting together as a class, shall be entitled to elect two (2) members of the Board of Directors. The holders of Series B Preferred Stock, voting together as a class, shall be entitled to elect one (1) member of the Board of Directors. The remaining directors shall be elected by the holders of a majority of the Common Stock and a majority of the Preferred Stock, each voting as a separate class.

(c) In the case of any vacancy in the office of a director occurring among the directors elected by the holders of the Series A Preferred Stock, the Series B Preferred Stock, Common Stock or Preferred Stock and Common Stock voting together pursuant to Section C.3(b) hereof, the remaining director or directors so elected by the holders of the Series A Preferred Stock, the Series B Preferred Stock, Common Stock or Preferred Stock and Common Stock voting together, respectively, may, by affirmative vote of a majority thereof (or the remaining director so elected if there is one, or if there is no such director remaining, by the affirmative vote of the holders of a majority of the shares of that class) elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of the Series A Preferred Stock, the Series B Preferred Stock, Common Stock or Preferred Stock and Common Stock voting together or any director so elected as provided in the preceding sentence hereof, may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the Series A Preferred Stock, the Series B Preferred Stock, Common Stock or majority of each of the Preferred Stock and Common Stock, as the case may be.

4. Conversion. The holders of the Series A, Series B and Series C Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right To Convert. Subject to subsection (d), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined as follows: (i) with respect to the Series A Preferred Stock, by dividing the Original Series A Issue Price by the Series A Conversion Price (as defined below) in effect on the date the certificate is surrendered for conversion, (ii) with respect to the Series B Preferred Stock, by dividing the Original Series B Issue Price by the Series B Conversion Price (as defined below) in effect on the date the certificate is surrendered for conversion, and (iii) with respect to the Series C Preferred Stock, by dividing the Original Series C Issue Price by the Series C Conversion Price (as defined below) in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series A Preferred Stock (the “Series A Conversion Price”) shall be the Original Series A Issue Price, the initial Conversion Price per share for shares of Series B Preferred Stock (the “Series B Conversion Price”) shall be the Original Series B Issue Price and the initial Conversion Price per share for shares of Series C Preferred Stock (the “Series C Conversion Price” and together with the Series A Conversion Price and Series B Conversion Price, each a “Conversion Price”) shall be the Original Series C Issue Price, provided, however, that the Series A Conversion Price, Series B Conversion Price an Series C Conversion Price, respectively, shall be subject to adjustment as set forth in subsection (d).

(b) Automatic Conversion.

(i) Each share of Series A Preferred Stock and Series B Preferred Stock shall automatically be converted into the number of shares of Common Stock determined by dividing (A) the Series A Original Issue Price by the Series A Conversion Price then in effect, and (B) the Series B Original Issue Price by the Series B Conversion Price then in effect, respectively, upon the date specified by vote or written consent or agreement of holders of a majority of the shares of the Series A Preferred Stock and Series B Preferred Stock.

(ii) Each share of Series C Preferred Stock shall automatically be converted into the number of shares of Common Stock determined by dividing the Series C Original Issue Price by the Series C Conversion Price then in effect at such time upon the date specified by the vote or written consent or agreement of holders of sixty-three percent (63%) of the shares of Series C Preferred Stock then outstanding.

(iii) Each share of Series A or Series B or Series C Preferred Stock shall automatically be converted into the number of shares of Common Stock determined by dividing (A) the Series A Original Issue Price by the Series A Conversion Price then in effect, (B) the Series B Original Issue Price by the Series B Conversion Price then in effect, and (C) the Series C Original Issue Price by the Series C Conversion Price then in effect, respectively, immediately upon the closing of the sale of the Corporation’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”), other than a registration relating solely to a transaction under Rule 145 under such Securities Act (or any successor thereto) or to an employee benefit plan of the Corporation, at a public offering price (before underwriters’ discounts and expenses) equal to or exceeding $13.20 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) and the aggregate proceeds to the Corporation (before deduction for underwriters’ discounts and expenses relating to the issuance, including without limitation fees of the Corporation’s counsel) of which exceed $50,000,000 and such Common Stock is listed for trading either on the New York Stock Exchange, the NASDAQ or another nationally recognized exchange (a “Qualifying Public Offering”).

(c) Mechanics of Conversion.

(i) Before any holder of Preferred Stock shall be entitled voluntarily to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section C.4(b) hereof) and shall state therein the number of shares to be converted and the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(ii) If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion occurs through the vote of the holders of (a) a majority of the shares of Series A Preferred Stock and Series B Preferred Stock then outstanding, voting together as a single class, or (b) sixty-three percent (63%) of the shares of the Series C Preferred Stock then outstanding, such conversion shall be deemed to have been made at the close of business on the day written notice of such election has been received by the Corporation, and the person or persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Until certificates for such shares of the Preferred Stock which has been converted have been delivered to the Corporation for exchange for certificates representing such Common Stock, such certificates shall be deemed to represent the shares of Common Stock into which such Preferred Stock has been converted.

(d) Adjustments to Series A Conversion Price, Series B Conversion Price and Series C Conversion Price for Certain Dilutive Issues.

(i) Special Definitions. For purposes of this Section C.4(d), the following definitions apply:

(A) “Options” shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Convertible Securities (defined below).

(B) “Original Issue Date” shall mean the date on which a share of Series C Preferred Stock was first issued.

(C) “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

(D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section C.4(d)(v), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

(1) upon conversion of shares of Series A, Series B or Series C Preferred Stock;

(2) to employees, officers, directors, consultants or advisors under stock option, stock bonus or stock purchase plans or agreements or similar plans or agreements approved by the Board of Directors or an authorized committee thereof but not exceeding eighteen million nine hundred fifty thousand (18,950,000) shares of Common Stock, subject to adjustment for all subdivisions and combinations;

(3) as a dividend or distribution on Preferred Stock;

(4) the issuance of an aggregate of 250,000 shares to banks and other financial institutions in connection with extension of credit to the Corporation (including loans, lines of credit, guarantees or other financing arrangements), and in each case for other than equity financing purposes; provided that such issuance has been approved by the Board of Directors and a majority of the representatives of the Preferred Stock on the Board of Directors;

(5) for which adjustment of the Series A, Series B or Series C Conversion Price is made pursuant to Section C.4(e);

(6) the issuance of up to 250,000 shares or other securities in the aggregate approved by (i) at least a majority of the outstanding Preferred Stock or (ii) the Board of Directors and a majority of the representatives of the Preferred Stock on the Board of Directors; or

(7) shares issued in connection with any merger or acquisition subject to the terms of Section 5(b)(vi) herein.

(ii) No Adjustment of Series A Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the Series A Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section C.4(d)(vii) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series A Conversion Price in effect on the date of, and immediately prior to, such issuance.

(iii) No Adjustment of Series B Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the Series B Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section C.4(d)(vii) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series B Conversion Price in effect on the date of, and immediately prior to, such issuance.

(iv) No Adjustment of Series C Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the Series C Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section C.4(d)(vii) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series C Conversion Price in effect on the date of, and immediately prior to, such issuance.

(v) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) no further adjustments in the Series A, Series B or Series C Conversion Price shall be made upon the subsequent issue of Convertible

Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A, Series B or Series C Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Series A, Series B or Series C Conversion Price shall affect Common Stock previously issued upon conversion of the Series A or Series B Preferred Stock);

(C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series A, Series B or Series C Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(1) in the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(2) in the case of Options for Convertible Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section C.4(d)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(D) no readjustment pursuant to clause B or C above shall have the effect of increasing the Series A, Series B or Series C Conversion Price to an amount which exceeds the lower of (a) the Series A, Series B or Series C

Conversion Price, as applicable, on the original adjustment date, or (b) the Series A, Series B or Series C Conversion Price, as applicable, that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(E) in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Series A, Series B or Series C Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (C) above.

(vi) Adjustment of Conversion Prices Upon Issuance of Additional Shares of Common Stock. In the event this Corporation shall issue Additional Shares of Common Stock after the Original Issue Date (A) without consideration, or (B) for consideration per share less than the Conversion Price with respect to any series of Preferred Stock in effect on the date of and immediately prior to such issue, otherwise than in connection with a dividend or distribution as provided in Section C.4(e) or a recapitalization, reclassification or other change as provided in Section C.4(e), then and in such event, the Conversion Price for such Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Series A, Series B and Series C Preferred Stock and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, all shares of Common Stock reserved under the Corporation’s 1998 Stock Option Plan or subsequent plans, for issuance upon exercise of outstanding stock options or other rights for the purchase of shares of stock or convertible securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to shares of Series A, Series B or Series C Preferred Stock, Convertible Securities, or outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities, solely as a result of the adjustment of the Conversion Price (or other conversion ratio) resulting from the issuance of Additional Shares of Common Stock causing such adjustment. For the purposes of adjusting the Series A, Series B or Series C Conversion Price, the grant, issue or sale of Additional Shares of Common Stock consisting of the same class of security and warrants to purchase such security issued or issuable at the same price at two or more closings held within a six (6) month period shall be aggregated and shall be treated as one sale of Additional Shares of Common Stock occurring on the earliest date on which such securities were granted, issued or sold.

(vii) Determination of Consideration. For purposes of this Section C.4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property. Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(2) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board and the majority of the representatives of the Preferred Stock on the Board of Directors, irrespective of any accounting treatment; and

(3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board and the majority of the representatives of the Preferred Stock on the Board of Directors.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section C.4(d)(v), relating to Options and Convertible Securities, shall be determined by dividing:

(1) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e) Adjustments to Conversion Prices for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that this Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly additional shares of Common Stock (“Common Stock Equivalents”) for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Series A, Series B or Series C Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(f) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series A, Series B or Series C Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section C.4(e) hereof or a merger or other reorganization referred to in Section C.2(d) hereof), the Series A, Series B or Series C Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A, Series B or Series C Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A, Series B or Series C Preferred Stock immediately before that change.

(i) The following provisions shall apply for purposes of Section C.4(d) and Section C.4(e) hereof:

(A) The aggregate maximum number of shares of Common Stock deliverable upon conversion or exercise of Common Stock Equivalents (assuming the satisfaction of any conditions to convertibility or exercisability, including, without limitation, the passage of time, but without taking into account the potential antidilution adjustments) shall be deemed to have been issued at the time such Common Stock Equivalents were issued.

(B) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion or exercise of such Common Stock Equivalents, including, but not limited to, a change resulting from the antidilution provision thereof, the Conversion Price of the Series A, Series B and Series C Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustments shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(C) Upon the termination or expiration of the convertibility of any such Common Stock Equivalents, the Conversion Price of the Series A, Series B or Series C Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents which remain convertible or exercisable) actually issued upon conversion or exercise of such Common Stock Equivalents.

(g) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section C.4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A, Series B and Series C Preferred Stock against impairment.

(h) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A, Series B or Series C Conversion Price pursuant to this Section C.4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A, Series B and Series C Preferred Stock a certificate executed by the Corporation’s President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A, Series B or Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A, Series B or Series C Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A, Series B or Series C Preferred Stock.

(i) Notices of Record Date. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series A, Series B and Series C Preferred Stock:

(1) at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock and Preferred Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

(2) in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock and Preferred Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

(j) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A, Series B and Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A, Series B and Series C Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

(l) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

(m) Notices. Any notice required by the provisions of this Section C.4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

5. Restrictions and Limitations.

(a) So long as any shares of Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least sixty percent (60%) of the then outstanding shares of the Series A, Series B and Series C Preferred Stock, each voting independently as separate classes:

(i) Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any share or shares of Series A, Series B or Series C Preferred Stock otherwise than by conversion in accordance with Section C.4 hereof; or

(ii) Redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) Common Stock for an aggregate price in excess of $25,000 in any twelve (12) month period; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock, pursuant to a board approved plan, from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares; or

(iii) Authorize or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior to the Series A, Series B or Series C Preferred Stock if affected; provided, however, that subject to Section C.5(c) below, this shall not limit the Corporation’s rights hereunder to issue a security on parity with the Series A, Series B or Series C Preferred Stock; or

(iv) Declare or pay, or obligate itself to pay, a dividend or a distribution on account of the Common Stock; or

(v) Amend its Certificate of Incorporation or Bylaws if such amendment would adversely change any of the rights, preferences or privileges of the Series A, Series B or Series C Preferred Stock; or

(vi) Increase or decrease (other than by conversion) the total number of authorized shares of Series A, Series B or Series C Preferred Stock.

(b) So long as any shares of Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of (i) sixty-three percent (63%) of the then outstanding shares of the Series C Preferred Stock voting separately as a single class and (ii) a majority of the then outstanding shares of the Series A Preferred Stock and Series B Preferred Stock, voting together as a single class:

(i) Effect any transaction described in Section C.2(d) hereof; or

(ii) Permit any subsidiary to issue or sell, or obligate itself to issue or sell, except to the Corporation or any wholly owned subsidiary, any stock of such subsidiary; or

(iii) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock; or

(iv) Change the authorized number of directors of the Corporation; or

(v) Approve any liquidation, dissolution or winding up of the Corporation; or

(vi) Approve any merger or acquisition of another entity by the Corporation; or

(vii) Amend this Section C.5(b).

(c) So long as any shares of Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of a majority of the then outstanding Preferred Stock and Common Stock, each voting separately as a class, issue any security having rights, preferences and privileges on a parity with the outstanding Preferred Stock.

6. No Reissuance of Series A, Series B or Series C Preferred Stock. No share of Series A, Series B or Series C Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

FIFTH: Subject to Article Fourth Section B.5 hereof, the Board of Directors is authorized to adopt, amend or repeal the Bylaws of the Corporation. Election of directors need not be by ballot.

SIXTH:

1. The Corporation shall indemnify each of the Corporation’s directors and officers in each and every situation where, under Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time (“Section 145”), the Corporation is permitted or empowered to make such indemnification. The Corporation may, in the sole discretion of the Board of Directors of the Corporation, indemnify any other person who may be indemnified pursuant to Section 145 to the extent the Board of Directors deems advisable, as permitted by Section 145. The Corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.

2. To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director subject to the terms of section 102(7) of the General Corporation Law of the State of Delaware as may here after be amended.

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director, officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in paragraph (c) hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation.

(b) Right to Advancement of Reasonable Expenses. The right to indemnification conferred in paragraph (a) of this Section shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an “advancement of reasonable expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of reasonable expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise.

(c) Right of Indemnitee to Bring Suit. The rights to indemnification and to the advancement of reasonable expenses conferred in paragraphs (a) and (b) of this Section shall be contract rights. If a claim under paragraph (a) or (b) of this Section is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of reasonable expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of reasonable expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of reasonable expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of reasonable expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of reasonable expenses hereunder, or by the Corporation to recover an advancement of reasonable expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of reasonable expenses, under this Section or otherwise shall be on the Corporation.

(d) Non-Exclusivity of Rights. The rights to indemnification and to the advancement of reasonable expenses conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s certificate of incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(e) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another Corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

(f) Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification, and to the advancement of reasonable expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Section with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

(g) Amendment of Delaware General Corporation Law. If the Delaware Corporation Law hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law.

For purposes of this Article SIX, “fiduciary duty as a director” shall include any fiduciary duty arising out of serving at the Corporation’s request as a director of another Corporation, partnership, joint venture or other enterprise, and “personal liability to the Corporation or its stockholders” shall include any liability to such other Corporation, partnership, joint venture, trust or other enterprise, and any liability to the Corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other Corporation, partnership, joint venture, trust or other enterprise.

3. Neither any amendment nor repeal of this Article SIX, nor the adoption of any provision of this Amended and Restated Certificate inconsistent with this Article SIX, shall eliminate or reduce the effect of this Article SIX in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SIX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.